Exhibit 99.1

Kellogg Company News

For release:	April 28, 2005
Analyst/Media
Contacts:	Simon D. Burton, CFA (269) 961-6636

Kellogg Reports An Excellent First Quarter, Increases Dividend

     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported strong sales and earnings growth. Earnings exceeded the very strong results posted in the first quarter of 2004 despite a significant amount of investment in the business. Last month the Company raised its expectations for first quarter earnings due to continued strong broad-based business strength and momentum.

     Reported net earnings for the quarter were $254.7 million, a 16% increase from last year’s $219.8 million. Earnings were $0.61 per diluted share, a 15% increase from last year’s $0.53 per share. Each of the Company’s businesses contributed to the growth which resulted from successful innovation, brand building, investment, and strong execution.

     “This was another excellent quarter for the Company,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “We delivered growth across our businesses while facing continued cost pressures. Most importantly, though, we increased the level of investment we plan to make in our business. These investments are made to drive sustainable growth in the future.”

     Reported net sales in the quarter increased by 8% to $2.6 billion. Internal net sales growth, which excludes foreign-currency translation, was 6% and built on very strong growth of 7% in the comparable period of last year.

     Kellogg North America achieved internal net sales growth of 7%, driven by growth in the each of the businesses. The segment’s retail cereal sales rose 4% in local currencies, as a result of successful new product introductions and effective brand-building campaigns. North America Retail Snacks posted internal sales growth of 7%, as each of its businesses, cookies, crackers, wholesome snacks, and toaster pastries, posted sales increases. The North America Frozen and Specialty Channels businesses collectively posted local-currency sales growth of 12%, driven by

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strong double-digit gains posted by the Eggo brand. The Food-Away-From-Home businesses posted high single-digit sales growth.

     Kellogg International reported net sales growth of 8% in the quarter, or 5% excluding the favorable effect of currency translation; this built on 10% internal sales growth in the first quarter of last year. Internal sales growth in Latin America was 12%, driven by the cereal and snacks businesses, both of which posted double-digit growth. Europe’s local-currency sales growth was 3%, which built on strong 7% internal growth in the first quarter of 2004. Internal net sales in the Asia Pacific region increased by 4%, also driven by gains in cereal and snacks

     Quarterly operating profit was $468 million in the quarter, an increase of 11% from the first quarter of last year. Higher net sales, improved product mix, operating leverage, and productivity savings contributed to the growth; these factors more than offset the negative impact of increased benefit costs and significant investment in efficiency initiatives and brand-building activities. Slightly lower interest expense and a lower tax rate also added to net income growth.

     Cash flow, defined as cash from operating activities less capital expenditures, was $169 million in the first quarter. The decline from last year’s very strong $211 million was primarily due to an interest payment of $112 million, which was made during the quarter; the comparable payment fell in the second quarter of 2004.

Kellogg Expresses Increased Confidence In 2005 Outlook and Increases Dividend

     Kellogg stated that it now expects full-year earnings at the high end of the previously stated range of $2.28-2.32 per share. Last month, the Company raised its full-year 2005 estimate for up-front costs related to cost-reduction initiatives to approximately $0.15 per share. The previous projection had been for these costs to equal $0.08-0.10 per share.

     In addition, the Company announced that its Board of Directors has approved a 10% increase in the dividend effective in the third quarter of 2005.

     Mr. Jenness concluded, “We posted a very strong start to 2005. Our businesses around the world have momentum, and our employees continue to execute our strategy and operating

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principles. It is this excellent performance that gives us additional confidence in our ability to meet our long-term targets in 2005, even while making significant investment in our future growth. We are doing the right things for the business and remain committed to generating sustainable and dependable growth.”

About Kellogg Company

     With 2004 sales of nearly $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr’s, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

     This news release contains forward-looking statements related to business performance, investments, earnings, costs, and write-offs. Actual performance may differ materially from these statements due to factors related to the substantial amount of indebtedness incurred to finance the Keebler Foods acquisition (which could, among other things, hinder the Company’s ability to adjust rapidly, make the Company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended	Quarter ended
	April 2,	March 27,
(Results are unaudited)	2005	2004

Net sales	$2,572.3	$2,390.5
Cost of goods sold	1,436.4	1,355.5
Selling and administrative expense	668.1	614.8

Operating profit	467.8	420.2
Interest expense	75.9	78.2
Other income (expense), net	(17.4)	(1.3)

Earnings before income taxes	374.5	340.7
Income taxes	119.8	120.9

Net earnings	$254.7	$219.8

Net earnings per share:
Basic	$.62	$.54
Diluted	$.61	$.53
Dividends per share	$.2525	$.2525

Average shares outstanding:
Basic	413.1	410.8

Diluted	417.2	414.4

Actual shares outstanding at period end	411.2	411.0

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales.

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended	Quarter ended
	April 2,	March 27,
(Results are unaudited)	2005	2004

Net sales
North America	$1,715.8	$1,598.3
Europe	527.9	491.2
Latin America	187.8	168.3
Asia Pacific (a)	140.8	132.7

Consolidated	$2,572.3	$2,390.5

Segment operating profit
North America	$324.0	$288.7
Europe	93.3	82.4
Latin America	48.1	46.2
Asia Pacific (a)	28.7	25.8
Corporate	(26.3)	(22.9)

Consolidated	$467.8	$420.2

(a) Includes Australia and Asia.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended	Year-to-date period ended
	April 2,	March 27,
(Unaudited)	2005	2004

Operating activities
Net earnings	$254.7	$219.8
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	101.6	92.4
Deferred income taxes	(18.9)	7.2
Other	50.3	21.5
Postretirement benefit plan contributions	(54.7)	(110.3)
Changes in operating assets and liabilities	(123.0)	23.0

Net cash provided by operating activities	210.0	253.6

Investing activities
Additions to properties	(40.6)	(42.2)
Other	1.7	0.4

Net cash used in investing activities	(38.9)	(41.8)

Financing activities
Net issuances (reductions) of notes payable	(89.5)	448.1
Reductions of long-term debt	(2.3)	(502.1)
Net issuances of common stock	145.4	87.7
Common stock repurchases	(260.3)	(82.2)
Cash dividends	(104.0)	(104.0)
Other	(0.7)	—

Net cash used in financing activities	(311.4)	(152.5)

Effect of exchange rate changes on cash	(11.8)	(4.4)

Increase (decrease) in cash and cash equivalents	(152.1)	54.9
Cash and cash equivalents at beginning of period	417.4	141.2

Cash and cash equivalents at end of period	$265.3	$196.1

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions)*	$169.4	$211.4

*	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	April 2,	January 1,
	2005	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$265.3	$417.4
Accounts receivable, net	949.3	776.4
Inventories:
Raw materials and supplies	186.8	188.0
Finished goods and materials in process	456.7	493.0
Other current assets	259.0	247.0

Total current assets	2,117.1	2,121.8
Property, net of accumulated depreciation
of $3,769.4 and $3,788.8	2,637.0	2,715.1
Goodwill	3,445.5	3,445.5
Other intangibles, net of accumulated amortization
of $46.5 and $46.1	1,441.4	1,442.2
Other assets	844.5	837.3

Total assets	$10,485.5	$10,561.9

Current liabilities
Current maturities of long-term debt	$277.4	$278.6
Notes payable	661.1	750.6
Accounts payable	735.9	726.3
Accrued advertising and promotion	374.6	322.0
Other current liabilities	689.9	768.5

Total current liabilities	2,738.9	2,846.0
Long-term debt	3,892.2	3,892.6
Deferred income taxes	947.5	959.1
Pension benefits	200.0	181.1
Nonpension postretirement benefits	266.1	269.7
Other liabilities	150.2	156.2
Shareholders’ equity
Common stock, $.25 par value	103.8	103.8
Retained earnings	2,846.2	2,701.3
Treasury stock, at cost	(197.5)	(108.0)
Accumulated other comprehensive income (loss)	(461.9)	(439.9)

Total shareholders’ equity	2,290.6	2,257.2

Total liabilities and shareholders’ equity	$10,485.5	$10,561.9

* Condensed from audited financial statements.

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